EXHIBIT 3.1
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
DARLING INGREDIENTS INC.
Darling Ingredients Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:
1.The name of the Corporation is Darling Ingredients Inc. Darling Ingredients Inc. was originally incorporated as Darling & Company of Delaware, Inc. and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 13, 1962.
2.This Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of the Certificate of Incorporation of this Corporation, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”).
3.The text of the Amended and Restated Certificate of Incorporation as heretofore amended or supplemented is hereby restated and further amended to read in its entirety as follows:
ARTICLE ONE
The name of the Corporation is Darling Ingredients Inc.
ARTICLE TWO
The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of the registered agent at such address is The Corporation Trust Company.
ARTICLE THREE
The nature of the business or purpose to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.
ARTICLE FOUR
The aggregate number of shares of stock that the Corporation shall have authority to issue is two hundred fifty-one million (251,000,000) shares, consisting of two hundred fifty million (250,000,000) shares of common stock, having a par value of $0.01 per share (the “Common Stock”), and one million (1,000,000) shares of preferred stock, having a par value of $0.01 per share (the “Preferred Stock”).
Each share of Common Stock shall be entitled to one vote upon all matters presented to stockholders and shall have identical rights and privileges in every other respect. Election of directors may occur by written consent of the stockholders without a meeting in accordance with the Corporation’s Bylaws.

Authority is hereby expressly granted to the Board of Directors of the Corporation from time to time to issue the preferred stock as preferred stock of any series and, in connection with the creation of each such series, to fix by resolution or resolutions providing for the issue of shares thereof, the number of shares of such series, and the designations, relative rights, preferences, and limitations of such series, to the full extent now or hereafter permitted by the laws of the State of Delaware.
ARTICLE FIVE
The Corporation is to have perpetual existence.
ARTICLE SIX
The Board of Directors may exercise all such powers and do all such lawful acts and things on behalf of the Corporation as are not by statute, the Corporation’s Bylaws or this Amended and Restated Certificate of Incorporation directed or required to be exercised and done by the stockholders.
ARTICLE SEVEN
The business and affairs of the Corporation shall be managed by or be under the direction of the Board of Directors which shall consist of not less than five nor more than eleven directors, the exact number of which shall be determined in accordance with the Bylaws of the Corporation.
ARTICLE EIGHT
The power to alter, amend or repeal the Corporation’s Bylaws, and to adopt new Bylaws, is hereby vested in (i) the Board of Directors and (ii) in addition to any other vote required by law, the affirmative vote of the holders of a majority of the shares of capital stock of the Corporation entitled to vote thereon.
ARTICLE NINE
Special meetings of the stockholders of the Corporation may be called at any time by the chairman of the Board of Directors, the chief executive officer, the president, or a majority of the board of directors, and shall be called by the secretary following his or her receipt of one or more written demands to call a special meeting of the stockholders from stockholders of record who hold, in the aggregate, at least ten percent (10%) of the voting power of the outstanding shares of capital stock of the Corporation, in accordance with and subject to the Bylaws of the Corporation.
ARTICLE TEN
No director (including any advisory director) or officer of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability (i) for any breach of the duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for directors, under Section 174 of the Delaware General Corporation Law, (iv) for any transaction from which the director or officer derived an improper personal benefit, or (v) for officers, in any action by or right of the corporation. For purposes of this Article Ten, “officer” shall have the meaning provided in Section 102(b)(7) of the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended.
ARTICLE ELEVEN
1.The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines, awards and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding to the fullest extent permitted by the Delaware General Corporation Law as amended from time to time.
2.Expenses incurred by an officer or director in defending or in preparing for a civil, criminal, administrative or investigative action, suit, proceeding, arbitration, mediation or claim in respect thereof (collectively, “Actions”) shall be paid by the Corporation in advance of the final disposition of such Action upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized in this Article Eleven. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate. As used in this Article Eleven, “expenses” shall mean any direct out-of-pocket costs reasonably related to such Action, including, without limitation, attorneys’ fees, fees of consultants, advisors and expert witnesses, and related charges.
3.The indemnification and advancement of expenses provided by, or granted pursuant to, the other sections of this Article Eleven shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.
4.The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of this Article Eleven.
5.For purposes of this Article Eleven, references to “the Corporation” shall include, in addition to the Corporation or any resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article Eleven with respect to the Corporation or surviving or resulting corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.
6.For purposes of this Article Eleven, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article Eleven.
7.The indemnification and advancement of expenses provided by, or granted pursuant to, this Article Eleven shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
8.If this Article Eleven or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director, officer, employee or agent of the Corporation as to any expenses, judgments, fines, awards and amounts paid in settlement with respect to any Action, including an Action by or in the right of the Corporation, to the full extent permitted by an applicable portion of this Article Eleven that shall not have been invalidated and to the full extent permitted by applicable law.
9.No amendment, termination or repeal of this Article Eleven or of relevant provisions of the Delaware General Corporation Law or any other applicable law shall affect or diminish in any way the rights of any director, officer, employee or agent of the Corporation to indemnification under the provisions hereof with respect to any Actions arising out of, or relating to, any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.
IN WITNESS WHEREOF, said Darling Ingredients Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer this 7th day of May, 2024.
DARLING INGREDIENTS INC.

By:     /s/ John F. Sterling
John F. Sterling
Executive Vice President, General Counsel and Secretary